Exhibit 99.1

Contacts:

Pete Michielutti Chief Financial Officer, Chief Operating Officer Wilsons The Leather Experts Inc. 763-391-4000	Stacy Kruse Vice President Finance, Treasurer Wilsons The Leather Experts Inc. 763-391-4000

For Immediate Release

Wilsons Leather Names Michael Searles Chief Executive Officer

MINNEAPOLIS – November 22, 2004 – Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that it has named industry veteran Michael Searles Chief Executive Officer, effective Dec. 15, 2004. Searles also will join the Wilsons Leather Board of Directors.

Searles succeeds Joel Waller, who will be stepping down after nearly three decades with the Company. Waller will remain as Chairman and a member of the Board of Directors and assist Searles in the transition.

Searles, 55, has more than 30 years of retail industry experience. He has served as Chairman and CEO of Factory 2-U Stores, a $565 million niche value retailer, President of Kids “R” Us, and President of Women’s Specialty Retail Group, a division of U.S. Shoe Corporation, with familiar names including Casual Corner, Petite Sophisticate, and August Max Woman. Additionally, Searles served as President, Merchandising and Marketing for Montgomery Ward. For the past two years, Searles has been in private retail consulting.

“Mike is an experienced leader who will bring a tremendous wealth of knowledge, retail operating experience and merchandising and marketing expertise to the Company,” said Waller.

The Board Search Committee was led by Brad Johnson, Chairman of Wilsons Leather’s Governance and Nominating Committee.

“We are fortunate to have a leader of Mike’s caliber join Wilsons Leather,” said Johnson. “His reputation for delivering results and building strong brands will make him an asset in our efforts to grow the business.”

Searles said, “I’m delighted to join an organization with so much potential. Wilsons Leather has made excellent progress and my immediate focus will be to continue the momentum created by Joel and the senior team as we drive top-line sales.”

Background on Michael Searles

From 1998 to 2002, Searles was Chairman and CEO of Factory 2-U Stores, Inc., where he led an aggressive restructuring, changing the corporate name, closing unprofitable stores and adding familiar brand names such as Nike, Oshkosh, Levi’s, Lee and Adidas to the product mix.

Searles was President of Merchandising and Marketing at Montgomery Ward from 1996 to 1997. In that role, he was responsible for all marketing and merchandising operations for the $6 billion retail group that included 340 department stores, 36 Lechmere stores, 18 Electronic Avenue and More stores and seven Home Image stores.

From 1993 to 1995, Searles was President of Women’s Specialty Retail Group, a $1.4 billion division of U.S. Shoe Corporation, where he was responsible for the specialty retail chain with 1,400 stores operated under the Casual Corner, Petite Sophisticate, August Max, Capezio, Pappagalo, and Karen Charles names and their respective outlet stores.

For nine years beginning in 1984, Searles served as President of Kids “R” Us, a division of Toys “R” Us, and led the division’s expansion from four stores to more than 200 with approximately $800 million in annual sales.

From 1972 to 1984, Searles served in several positions at Howland Steinbach Hochschild Kohn, a northeast-based department store chain. In 1983, he was named President and Chief Operating Officer.

Searles holds a bachelor’s degree in economics from the University of Vermont.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of October 30, 2004, Wilsons Leather operated 453 stores located in 45 states and the District of Columbia, including 328 mall stores, 109 outlet stores and 16 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; risks associated with our debt service; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

###